EXHIBIT 10.83

NAVISTAR NON-EMPLOYEE

DIRECTORS’ DEFERRED FEE PLAN

(Amended and Restated as of December 16, 2008)

SECTION 1

PURPOSE

1.1 The Navistar Non-Employee Directors’ Deferred Fee Plan (hereinafter referred to as the “Plan”) has been established by Navistar International Corporation (hereinafter referred to as the “Company” or “Navistar”) to attract and retain as members of the Board of Directors of the Company (hereinafter referred to as the “Board”) persons who are not full-time employees of the Company or any of its subsidiaries, but whose business experience and judgment are a valuable asset to the Company and its subsidiaries. The Plan was originally adopted on August 14, 1995, and subsequently amended as of June 16, 1997 and January 1, 2005. This amendment and restatement of the Plan is effective as of December 16, 2008, except as otherwise provided herein, and is intended primarily to further conform to the provisions of Section 409A of the United States Internal Revenue Code of 1986, as amended, including regulations and other applicable authorities promulgated thereunder (the “Code”), with respect those amounts deferred under the Plan that are subject to Section 409A of the Code. Notwithstanding the foregoing or any other provision of the Plan to the contrary, with respect to any period prior to January 1, 2009, it is intended that the Plan be construed and administered both pursuant to and in accordance with a good faith interpretation of Section 409A of the Code. Any deferred amounts under the Plan that are not subject to Section 409A of the Code shall continue to be governed by the terms of the Plan as in effect immediately prior to January 1, 2005.

SECTION 2

DIRECTORS COVERED

2.1 As used in the Plan, the term “Director” means any person who: (A) is now a member of the Board or is hereafter elected to the Board, and (B) is not a full-time employee of the Company or any of its subsidiaries.

SECTION 3

DEFERRED DIRECTORS’ FEES

3.1 Subject to obtaining the consent of the Company at the time a fee deferral election is made, a Director may elect to defer receipt of all or part of the fees otherwise payable in cash for attendance at regular or special meetings (including executive sessions) of the Board or its committees, fees for rendering special services to the Company, and/or the annual Director retainer fees otherwise payable in cash, including retainer fees for chairing a Board committee, as hereinafter provided. A Director may make such a deferral election by filing an election form with the Secretary of the Company (the “Secretary”) before the end of whichever of the following periods applies to the Director: (A) within the first 30 days after the Director first becomes eligible to participate in the Plan (or in any other plan with which the Plan is aggregated under Section 409A of the Code), or (B) if that 30-day period has expired, before the close of the Director’s taxable year preceding the taxable year in which the Director will earn the fees to be deferred. At the end of the applicable period, the Director’s deferral election shall be irrevocable. Any election made within the first 30 days after a Director first becomes eligible to participate in the Plan (or in any other plan with which the Plan is aggregated under Section 409A of the Code) shall apply only to fees earned after the month in which the Director makes such election. Any election made after such 30-day period shall apply only to fees earned after the end of the Director’s taxable year in which the Director makes such election. A Director may change any election that the Director has made under this Section 3.1 by filing a new election form with the Secretary in accordance with Section 3.1 at any time before the prior election becomes irrevocable.

3.2 All Directors’ fees that are deferred in accordance with the provisions of Section 3.1 shall be credited to a deferred cash account for the Director at the time such deferred Director’s fees would otherwise have been payable to such Director. Such deferred cash account shall bear interest, compounded quarterly at the end of each calendar quarter, from the date amounts are credited thereto to the last day of the calendar quarter (or to the date of payment, if earlier) at the rate equivalent to the rate of interest as published on the first day of such quarter by The Wall Street Journal as the “prime” rate or the equivalent thereof.

3.3 A Director may elect to defer, and to allocate to Navistar share units, all or any portion of the fees that would otherwise be payable to such Director in cash or Navistar common stock for service as a Director. Such deferral shall be subject to mutual agreement between the Company and the Director, and the making of an election in accordance with the requirements set forth in Section 3.1.

3.4 For each year for which an election under Section 3.3 is in effect, share units shall be credited to a deferred stock account for the Director. The number of share units credited shall equal (a) in the case of any fees that would otherwise be payable to the Director in Navistar common stock, including restricted common stock, the number of shares of Navistar common stock for which the election is effective, and (b) in the case of fees that would otherwise be payable to the Director in cash, the number of whole shares of Navistar common stock with a value equal to the amount of such cash, determined based on the average of the high and low publicly reported sale prices of a share of Navistar common stock on the date such cash otherwise would have been paid. Any share units that are provided in lieu of fees that would have been paid in shares of restricted common stock shall be subject to the same restrictions that would have applied to such restricted common stock. Any shares of Navistar common stock for which an election under Section 3.3 is not effective (determined by rounding up to the nearest whole share) shall be transferred to the Director and subject to such restrictions and conditions as otherwise provided under this Plan or the Company’s 2004 Performance Incentive Plan (or any successor plan thereto), as amended from time to time (the “PIP”), as appropriate.

Each Director’s deferred stock account shall be credited with dividend equivalents equal to the dividends that would have been paid on shares on Navistar common stock that are equal in number to the share units then credited to the Director’s deferred stock account. Such dividend equivalent amounts shall be converted immediately into share units of equal value, determined based on the average of the high and low publicly reported sale prices of a share of Navistar common stock on the date the dividends are paid on such shares. The amount in the deferred stock account shall be adjusted for stock splits, stock dividends and similar transactions. Interest shall not be credited to the deferred stock account. Any additional share units credited pursuant to this paragraph shall be subject to any restrictions that apply to the share units to which such additional share units are attributable.

The share units in each year’s deferred stock account shall be paid to the Director on the date or event specified in the agreement and election made pursuant to Section 3.3. The share units shall be paid in shares of Navistar common stock, except that the Company may pay cash in lieu of any block of less than 100 shares. Any cash payment shall be equal to the number of share units being paid in cash multiplied by the value of a share of Navistar common stock (determined based on the average of the high and low publicly reported sale prices of a share of Navistar common stock on the date as of which payment is made). Any shares paid to a Director shall be subject to such restrictions or conditions as otherwise provided under this Plan or the PIP, as appropriate. Prior to the distribution of shares to the Director, the Director shall not be the owner of such shares, and shall have none of the rights of a shareholder with respect to any share units or other amounts credited to the deferred stock account.

If there are no publicly reported sales of shares of Navistar common stock on an applicable date under this Section 3.4, the value of a share or share unit for purposes of this Section 3.4 shall be based on publicly reported sales of such shares occurring on such other date or dates as the Company considers appropriate.

SECTION 4

PAYMENT OF DEFERRED DIRECTORS’ FEES

4.1 Subject to the provisions of this Section 4.1, Section 4.2, and Section 4.3, a Director shall elect, in accordance with the provisions of Section 3.1, one of the following payment options with respect to any earned and vested amounts that are credited to such Director’s deferred cash account and deferred stock account, as described in Sections 3.2 and 3.4, respectively:

(a)	a lump sum payment within 60 days of any January 1 (designated by the Director) following the taxable year in which such fees would have been paid if payment of such fees had not been deferred;

(b)	a lump sum payment within 60 days following the Director’s separation from service with the Company and its affiliates (as determined in accordance with Section 409A of the Code); or

(c)	annual installments (over a 2-year, 3-year, 4-year, 5-year, or 10-year period, as designated by the Director) beginning within 60 days following the Director’s separation from service with the Company and its affiliates (as determined in accordance with Section 409A of the Code). The amount of each installment shall be equal to a fraction of the then-unpaid portion of any earned and vested amounts credited to the Director’s deferred cash account and deferred stock account; the numerator of the fraction shall be one, and the denominator of the fraction shall be the number of installments that have not yet been paid.

Notwithstanding any provision of the Plan to the contrary, with respect to those deferred amounts under the Plan that are subject to Section 409A of the Code, a Director may, before January 1, 2006, make a new payment election with respect to amounts deferred prior to such election.

4.2 In the event of a Director’s death, any and all earned and vested amounts that are then credited to the Director’s deferred cash account and deferred stock account, as described in Sections 3.2 and 3.4, respectively, shall be paid to the Director’s beneficiary within 60 days after the Director’s death.

4.3 In the event of a “Change in Control,” as defined below, any and all earned and vested amounts that are then credited to a Director’s deferred cash account and deferred stock account, as described in Sections 3.2 and 3.4, respectively, shall be paid to the Director immediately.

4.4 For purposes of the Plan, a “Change in Control” shall be deemed to have occurred upon (a) a “change in ownership” of the Company, (b) a “change in effective control” of the Company, or (c) a “change in the ownership of a substantial portion of the assets” of the Company. For purposes this Section 4.4, the terms “change in ownership,” “change in effective control,” and “change in the ownership of a substantial portion of the assets” shall have the meanings assigned to such terms under Section 409A of the Code.

SECTION 5

MISCELLANEOUS

5.1 The Plan does not give the Director any right to be nominated or re-elected to the Board.

5.2 When a person entitled to a payment under the Plan is under legal disability or, in the Company’s opinion, is in any way incapacitated so as to be unable to manage such person’s financial affairs, the Company may direct that payment be made to such person’s legal representative, or to a relative or friend of such person for such person’s benefit. Any payment made in accordance with the preceding sentence shall be in complete discharge of the Company’s obligation to make such payment under the Plan.

5.3 Any action required or permitted to be taken by the Company under the terms of the Plan shall be by affirmative vote of a majority of the members of the Board of Directors then in office.

5.4 Any controversy or claim arising out of or relating to the Plan or the breach hereof shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators, of whom one shall be appointed by the Company, one by the Director and one by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association except with respect to the selection of arbitrators which shall be as provided in this Section 5.4. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof and will include interest on any amounts due and payable to the Director from the date of the breach of the Plan calculated for each month at the rate equal to the prime rate as published in The Wall Street Journal on the first date of its publication in the then current year. In the event that it shall be necessary or desirable for the Director to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Director’s rights under the Plan, the Company shall pay (or the Director shall be entitled to reimbursement from the Company, as the case may be) reasonable attorney’s fees and costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) (collectively, the “Expenses”), unless the arbitrators determine that the Director’s request to arbitrate was frivolous, in which case the Director shall promptly repay to the Company any previous payments or reimbursements made by the Company for Expenses under this Section 5.4 in respect of the Director. All such payments or reimbursements under this Section 5.4 shall be made on or prior to the last day of the taxable year of the Director following the taxable year in which such Expenses were incurred by the Director (provided that to the extent any such payment or reimbursement is taxable income to the Director and is otherwise subject to the requirements of Section 409A of the Code, such payment or reimbursement shall be made no later than March 15th of the taxable year of the Director following the taxable year in which such Expenses were incurred by the Director). No such payment or reimbursement provided to the Director during any taxable year shall in any way affect the Expenses eligible for payment or reimbursement in any other taxable year, and the right to such payment or reimbursement may not be liquidated or exchanged for another benefit.

5.5 Any notices, requests, demands or other communications provided for by the Plan shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, to the Director at the last address filed in writing with the Company or, in the case of the Company, to the Company at its principal executive offices, attention Secretary.

5.6 The provisions of the Plan shall be construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, the laws of the State of Illinois, determined without regard to the choice of law rules of any jurisdiction.

5.7 The Plan may be amended or canceled by the Company, in its sole discretion, without the consent of any other person, and, no person, other than Directors who participate in the Plan, shall have any rights under or interest in the Plan or the subject matter hereof. Unless the Plan is amended to so provide, the cancellation of the Plan shall not cause the date on which any payment is made under the Plan to be accelerated.

5.8 All provisions of the Plan shall inure to the benefit of and be binding upon the successors and assigns of the Company (including any successor to, or assignee of, the assets or business of the Company pursuant to a transaction constituting a Change in Control (as defined in Section 4.4)), and the term “Company” as used herein shall include Navistar International Corporation and all such successors and assigns.

5.9 Each Director may, from time to time, name a beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in the event of the Director’s death before the Director receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Director and shall be effective only if and when filed by the Director with the Company during the Director’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Director’s death shall be paid to the Director’s estate.

5.10 The Plan shall be unfunded. Any rights that a Director has to a payment or distribution under the Plan shall be limited to those of a general and unsecured creditor of the Company.

5.11 No loans shall be permitted under the Plan.

5.12 No rights or interests under the Plan shall be assignable or transferable other than by will or the laws of descent and distribution, and such rights or interests shall be exercisable, during the Director’s lifetime, only by the Director.

5.13 All payments, including the issuance of shares of Navistar common stock, under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

5.14 If and to the extent any payments or benefits under the Plan are subject to and would otherwise violate the requirements under Section 409A of the Code, (a) such payments and benefits shall be paid under such other conditions determined by the Company that cause such payments or benefits to comply with Section 409A of the Code and the Plan shall, to the extent necessary, be construed, administered, and/or amended (if and only to the extent such an amendment would be permitted under Section 409A of the Code) accordingly to achieve that objective, (b) any reference herein to the term “Plan” shall mean this Plan and any other plan with which this Plan is required to be aggregated under Section 409A of the Code, and (c) in the event of any inconsistency between the terms of this Plan and Section 409A of the Code, the terms of Section 409A of the Code shall prevail and govern.

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